Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Adolor Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-134647, No. 333-51222, No. 333-62428, No. 333-100585, and No. 333-105912) and registration statement on Form S-1 (No. 333-64298) of Adolor Corporation of our reports dated February 27, 2008, with respect to the balance sheet of Adolor Corporation as of December 31, 2007 and 2006, and the related statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and for the period from August 9, 1993 (inception) to December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Adolor Corporation.

Our report dated February 27, 2008 on the financial statements refers to the adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

/s/ KPMG LLP

Philadelphia Pennsylvania

February 27, 2008